Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Vision-Sciences, Inc.
Orangeburg, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-57298, 33-80762, 333-72547, 333-48654 and 33-80764) of Vision-Sciences, Inc. of our report dated June 28, 2007, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO Seidman, LLP

Valhalla, New York
June 28, 2007